# MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
**SALEFORM 1993**
Revised 1966, 1983 and 1986/87.

Dated: **12/10/2007**

**Shoreline Universal Limited of British Virgin Islands.**

hereinafter called the Sellers, have agreed to sell, and

**Oceanaut Inc. or its guaranteed nominee**

hereinafter called the Buyers, have agreed to buy

Name: **M/V "HAMBURG MAX"**

Classification Society/Class: **Buraeu Veritas**

Built: **2/1994** By: **Hyundai Heavy Industries, Ulsan, South Korea.**

Flag: **Isle of Man** Place of Registration: **Douglas (Isle of Man) UK**

Call Sign: **MGQP5** Grt/Nrt: **39012/ 24407**

Register Number: **737470**

hereinafter called the Vessel, on the following terms and conditions:

**Definitions**

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

**1. Purchase Price**

**USD 63,500,000 cash (Sixty Three Million Five Hundred Thousand United States Dollars) only.**

**2. Deposit**

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 20 % (twenty per cent) of the Purchase Price as per Clause 17. ~~within 3 (three) banking days from the date of this~~ ~~Agreement by both parties.~~ This deposit shall be placed with **FBB Piraeus – First Business Bank, 62 Notara & Sotiros Dios Str., Piraeus, Greece, Phone: +30 210 41 18 711, Fax: +30 210 41 32 058** and held by them in a joint account between Sellers and the Buyers **" Ref 20% deposit for M/V "HAMBURG MAX"**, to be released in accordance with joint written instructions of the Sellers and the Buyers. The Buyers to produce all documents required for the opening of the joint account. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers. The expenses for the opening of the joint account and the closing fees to be shared equally between the Sellers and the Buyers

**3. Payment (See also Clause 17)**

The said Purchase Price shall be paid in full free of bank charges to Sellers to:**CITIBANK INTERNATIONAL PLC, 47 – 49 Akti Miaouli, Piraeus, Greece, SWIFT: CITIGRAA with CITIBANK N.A., NEW YORK, SWIFT: CITIUS33, ACCOUNT: 10992197, in favour of SHORELINE UNIVERSAL LIMITED USD ACCOUNT: 0444012005, IBAN: GR8408400020000000444012005,** on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

## 4. Inspections

~~The Buyers have waived their right to inspect the Vessel and her class records.~~

a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in Rotterdam, Netherlands on 3 – 4 September 2007 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

b)* ~~The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~
~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

* 4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

## 5. Notices, time and place of delivery

a) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 30 20,15, 7, 5 and 2 days approximate ~~definite~~ and 24 hours definite notice of the estimated time of arrival at the intended place of ~~drydocking~~/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b) The Vessel shall be delivered and taken over cargo free and stowaways free at a safe and accessible port, anchorage, and/or safe and accessible berth always safely afloat at Sellers' option at a place **to be agreed but in any event at a non-USA non- Australian port**. Place of delivery in accordance with Vessel's trade/charter obligation.

Expected time of delivery: **To be agreed.**

Date of canceling: **As per Clause 23** ~~(see Clauses 5 c), 6 b) (iii) and 14): 30th September, 2006~~ in Buyers' option but if vessel is on a sea passage that takes her beyond this date, then vessel will be delivered at the first next port of call but immediately after the original canceling date ~~after 30th September, 2006~~ and therefore canceling date will be extended accordingly.

c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6. **Drydocking/Divers Inspection**

a)** ~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.

The Buyers' Class and the Sellers' Class shall at all times be the sole arbitrators as to whether underwater damage, if any, imposes condition/recommendation of class. The decision of class as to whether underwater damage, if any, imposes a condition and/or recommendation of class shall be final and binding for both parties. Notice of Readiness not to be tendered prior completion of the underwater inspection.
If damage affecting class found, that does not necessitate immediate docking, Buyers and Sellers authorised representatives to meet to try to agree a compensation amount for Buyers taking over the vessel with such damages, if cannot agree, repair quotes to be obtained from two reputable repair yards nearest to the delivery port, one yard to be chosen by each party, with compensation amount to be the average of the two repair quotes.

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c) If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the

inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation*as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

** ~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.~~

## 7. Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel ~~at the time of inspection~~ used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and all navigational and wireless equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. Loading Instrument including software together with all items required by the Classification or Flag Administration will remain onboard being included in the sale.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. ~~Captain's~~, Master's Officers' and Crew's personal belongings including the Master's slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

Globe wireless equipment

Unitor ~~equipment including~~ gas bottles

The Buyers to pay extra shall take over the remaining bunkers and for unused lubricating oils in vessel's designated storage tanks and-or in unbroached/sealed drums, always without having passed through the system recycled, at Sellers last invoiced net purchased prices excluding cost of barging evidenced by original invoices/vouchers for the bunkers and at list price less 40% for the lubs. Two days prior vessel's delivery ROB luboil quantities as well as the estimated lubs on delivery will be jointly measured and agreed by the Sellers and Buyers representatives. Price to be at list less 40%. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

**8. Documentation** (See Clause 17)

The place of closing: **Piraeus, Athens, Greece.**

~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:~~

a) ~~Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

b) ~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

c) ~~Confirmation of Class issued within 72 hours prior to delivery.~~

d) ~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

e) ~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

f) ~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all Plans/drawings/instructionbooks relative to main engine and auxiliaries/SOPEP/publications as on board, etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. All other technical documentation and plans, etc. ashore which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

**9. Encumbrances**

The Sellers warrant that the Vessel, at the time of delivery, is free from all ~~charters~~, encumbrances, mortgages and/or maritime liens or any other debts and/or claims whatsoever against the Vessel and/or the Sellers. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

**10. Taxes, etc.**

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

**11. Condition on delivery**

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be

delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her ~~present~~ Class fully maintained without condition/recommendation*, ~~and~~ free of average damage affecting the Vessel's Class, and with her ~~All~~ Classification Certificates and her National and International Certificates ~~to be clean~~, as well as all other certificates the Vessel had at the time of inspection, clean, valid and unextended without condition/ recommendation by Class or the relevant Authorities at the time of Delivery.
CSM items to be clean and up to the date at the time of the Vessel's delivery or ~~as on board without any extensions or outstanding without condition/recommendation* by Class or the relevant authorities at the time of delivery.~~
Certificates of Liferafts, CO2, Fire Extinguishers etc to be clean and valid at the time of delivery.
"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

* Notes, if any, in the surveyor's reports which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

## 12. Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

## 13. Buyers' default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

## 14. Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

## 15. Buyers' representatives

After this Agreement has been signed by both parties and the 20% deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense ~~upon arrival at~~ ____________ ~~on or about~~ at the first convenient port/place. For those vessels that will be delivered on the Closing Date as defined in the Supplemental Agreement, the Buyers shall have the right to place two representatives on board the vessel at their sole risk and expense on the date Oceanaut obtains shareholder approval, or on such earlier date as deemed necessary, so as to ensure reps have a minimum two week familiarization period onboard.
These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the manning of the Vessel/operation of the Vessel and/or crews normal working practice. The Buyers' representatives shall sign the ~~usual Sellers'~~ P and I Club letter of indemnity prior to their embarkation.

## 16. Arbitration

a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London before three arbitrators in accordance with the Arbitration Act 1996 or any statutory modification or

re-enactment thereof for the time being in force and the terms of the London Maritime Arbitration Association then in force, one arbitrator being appointed by each party.
On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days.
If that party does not appoint its own arbitrator within the fourteen days specified, the party referring a dispute to arbitration may, without the requirement of nay further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of the sole arbitrator shall be binding on both parties as if it had been appointed by Agreement. The two arbitrators properly appointed shall appoint the third arbitrator who shall act as chairman of the Tribunal.

~~b)* This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)* Any dispute arising out of this Agreement shall be referred to arbitration at ________, subject to the procedures applicable there.~~
~~The laws of ________ shall govern this Agreement.~~

* *16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.*

**Additional Clauses from 17 to 29 form an integral part of this Memorandum of Agreement**

| | |
|---|---|
| For the Sellers (1) | For the Buyers (1) |
| Evan Drakos | C.N. Georgakis |
| attorney-in-fact | Oceanaut Inc. |
| Shoreline Universal Limited | |

## Appendix to Memorandum of Agreement Code-name SALEFORM 1993-Dated 12th October 2007 – M/V "HAMBURG MAX"

### CLAUSE 17

The 20 pct deposit shall be made on the Initial Closing Date as defined in Clause 2.4(b) of the Master Agreement referred to in Clause 29 hereof. The 20 pct deposit and balance of 80 pct together with extra payment for luboils and or bunkers, to be paid on day of delivery at Sellers' nominated bank against delivery documents reasonably needed by Buyers to acquire legal ownership and register the vessel under her new flag. Such documents to be mutually agreed and listed in an Addendum to the Memorandum of Agreement, but shall include, without limitation, the closing deliveries as required by Clause 2.2 and 2.4 of the Master Agreement as well as each party's respective officer certificate dated the Initial Closing Date setting forth names and signatures of signatories to MOA and other related documents as well certifying and attaching charter documents of such party in effect as of the date of the Initial Closing Date and duly executed shareholder and director resolutions approving the entry into the Master Agreement referred to in Clause 29 hereof, this MOA, other related documents and the transactions contemplated hereby and thereby. Signing of the Addendum shall not delay signing of MoA and lodging of the deposit.

### CLAUSE 18

Sellers to confirm in writing on delivery that to the best of their knowledge the vessel:

- is not blacklisted by any Arab countries / nations or any other countries or organizations;
- has not touched bottom since her last dry docking.

### CLAUSE 19

Vessel to be delivered with balance of her present Time Charter attached to Bunge the rate and terms and conditions as per relevant Charter Party dated_________ Total commission under the Time Charter Party is 5 pct.

Tripartite Novation Agreement (substantially in the form of Schedule "A" hereto) to be duly executed by Sellers, Buyers and Time Charterers. Sellers shall use their reasonable commercial endeavours to obtain the execution of such Novation Agreement by the Time Charterers, failing which Sellers to assign the benefit of the Time Charter to Buyers at the time of delivery of the Vessel under this Agreement provided that if the Charter Party does not include an option in favour of the Sellers to sell the Vessel, Seller's shall have obtained Charterers written consent to the change of ownership and management of the Vessel. Sellers shall indemnify and keep indemnified Buyers in respect of all claims, liabilities, expenses, losses or damages (if any) or matters arising out of or in connection with the Charter Party with respect to the period of the Charter Party up to time of delivery of the Vessel under this Agreement. Buyers shall indemnify and keep indemnified the Sellers in respect of all claims, liabilities, expenses, losses or damages (if any) or matters arising out of or in connection with the Charter Party with respect to the period of the Charter Party from time of delivery of the Vessel under this Agreement.

## CLAUSE 20

All negotiation and eventual sale to be kept strictly private and confidential between all parties involved except where required by Statutory or U.S. Stock listed requirements. However should despite the efforts of all parties involved details of the sale become known or reported in the market neither the Sellers not the Buyers have the right to withdraw from the sale or fail to fulfill all their obligations under this Agreement.

This Memorandum of Agreement is drawn up in two originals with even tenor and date. One original shall be retained by the Sellers and one original shall be retained by the Buyers.

## CLAUSE 21

Vessel to be delivered with holds swept, clean and dry on completion of last voyage, prior delivery.

## CLAUSE 22

Sellers to confirm that vessel has not traded during the last two (2) years in CIS Pacific Countries, but if traded, then, a valid Phytosanitary Certificate to be presented.

## CLAUSE 23

Canceling date to be sixty (60) days after Initial Closing Date.

## CLAUSE 24

Seller has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Vessel.

## CLAUSE 25

Each party hereto is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to enter into this MOA and the transactions contemplated hereby. Each party hereto is duly qualified to conduct business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (as defined in the Master Agreement).

## CLAUSE 26

Each party hereto has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this MOA and otherwise to carry out its obligations hereunder. The execution and delivery of this MOA and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. No other corporate or other action or proceeding on the part of either party hereto is necessary to authorize this MOA or the consummation of the transactions contemplated hereby. This MOA has been

duly executed by each party hereto and, when delivered, will constitute the valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

**CLAUSE 27**

The execution, delivery and performance of this MOA by each party hereto and the consummation by such party of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of its respective charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which such party is a party thereto or by which any property or asset of such party is bound or affected, (iii) result in a violation of any law, rule, statute or regulation to which such party is subject or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any governmental authority to which such party is subject, or by which any property or asset of such party is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (as defined in the Master Agreement).

**CLAUSE 28**

Neither party is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any governmental authority or other person or entity in connection with the execution, delivery and performance by such party of this MOA, other than those that have been made or obtained by such party prior to the date of this MOA.

**CLAUSE 29**

This Agreement is one of the "MOA"s referred to and defined in the Master Agreement dated the date hereof and executed and delivered concurrently herewith by the Sellers, the Buyers, and others. If there is any inconsistency between the terms and conditions of this Agreement and the terms and conditions of said Master Agreement with respect to the sale and purchase of the Vessel, then the terms and conditions of this Agreement shall prevail.

Notwithstanding the above, the obligations of each party under this MOA are subject to:

(i) The Initial Closing as defined in the Master Agreement.

(ii) The satisfaction or waiver of each of the applicable conditions set forth in Article VIII of the Master Agreement."

In case the Initial Closing as defined in the Master Agreement does not take place as provided in the Master Agreement, this Memorandum of Agreement shall be automatically terminated without responsibility of any of the parties.